Exhibit 12.1

August 5, 2016

MogulREIT I, LLC

c/o Realty Mogul, Co.

10780 Santa Monica Blvd.

Suite 140

Los Angeles, CA 90025

Re:                             Offering Statement on Form 1-A

Ladies and Gentlemen:

This opinion is furnished to you in connection with your filing of an Offering Statement (File No. 024-10583) (the “Offering Statement”) pursuant to Rule 252(d) of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering and sale by MogulREIT I, LLC, a Delaware limited liability company (the “Company”), of up to $50,000,000 of the Company’s Common Shares (as defined in the Second Amended and Restated Limited Liability Company Agreement of the Company dated August 5, 2016 between the Company and the members thereto (the “LLC Agreement”)).  We understand that the Common Shares are to be sold to the public as described in the Offering Statement and pursuant to a subscription agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and among the Company and each of the subscribers (the “Subscription Agreement”).  Capitalized terms that are used but not otherwise defined in this letter shall have the meanings assigned thereto in the LLC Agreement.

We are acting as counsel for the Company in connection with the sale of the Common Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, Company organizational records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware Limited Liability Company Act (the “LLC Act”).

Based upon and subject to the foregoing, we are of the opinion that:

1.                                      Upon issuance and delivery against payment therefor in accordance with the terms of the LLC Agreement and the Subscription Agreement, the Common Shares will be legally and validly issued.

2.                                      Under the LLC Act, the holders of the Common Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Common Shares, except (i) as provided in the LLC Agreement or as otherwise agreed, and (ii) for liability for the amount of any wrongful distribution to such holder of Common Shares.

We consent to the use of this letter as an exhibit to the Offering Statement, and we further consent to the use of our name wherever appearing in the Offering Statement, including the offering circular constituting a part thereof, and any amendment thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the regulations of the Securities and Exchange Commission thereunder.  There are no implied opinions in this letter.  This letter speaks only as of the date hereof, and we undertake no obligation to advise anyone of any changes in the foregoing subsequent to the delivery of this letter.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation